Exhibit 99.2

News Release	Zep Inc. 1310 Seaboard Industrial Blvd., NW Atlanta, GA 30318 www.zepinc.com

Company Contact:

Jill Gilmer

Zep Inc.

404-605-8614

Zep Inc. Announces Filing of Universal Shelf Registration Statement

Atlanta, GA, October 14, 2009 – Zep Inc. (NYSE:ZEP) today announced that it has filed a shelf registration statement or Form S-3 with the Securities and Exchange Commission (SEC).

Upon being declared effective by the SEC, the shelf registration statement will allow Zep to raise up to an aggregate of $200 million through the sale of equity, debt, and certain other types of securities described in the registration statement, through one or more offerings, from time to time in the future. Pursuant to the shelf registration statement filed with the SEC, the net proceeds from the sale of any securities to be registered thereunder will be used for general corporate purposes, which may include funding capital expenditures, pursuing growth initiatives, whether through acquisitions, joint ventures or otherwise, repaying or refinancing indebtedness or other obligations, and financing working capital.

The shelf registration statement has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy these securities be accepted prior to the time the shelf registration statement becomes effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any offering of these securities will be made solely by means of a prospectus and an accompanying prospectus supplement relating to that offering. This press release is being issued pursuant to and in accordance with Rule 135 under the Securities Act of 1933.

This press release contains “forward-looking statements” within the meaning of federal securities law. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond Zep’s control. Such risks and uncertainties include, but are not limited to, Zep’s ability to obtain effectiveness of the shelf registration statement.

About Zep Inc.

Zep Inc. is a producer, marketer, and service provider of a wide range of cleaning and maintenance solutions for commercial, industrial, institutional, and consumer end-markets. Zep’s product portfolio includes anti-bacterial and industrial hand care products, cleaners, degreasers, deodorizers, disinfectants, floor finishes, sanitizers, and pest and weed control products. Zep is headquartered in Atlanta, Georgia.

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